Exhibit 5.1

August 15, 2007

Novatel Wireless, Inc.

9645 Scranton Road, Suite 205

San Diego, CA 92121

Ladies and Gentlemen:

I am the Deputy General Counsel of Novatel Wireless, Inc., a Delaware corporation (the “Company”), and as such, I have acted as counsel for the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) proposed to be filed with the Securities and Exchange Commission (the “SEC”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), up to 2,268,000 shares (the “Shares”) of the Company’s Common Stock, $0.001 par value per share, which is comprised of (i) 2,000,000 Shares reserved for issuance upon the exercise of options granted under the Amended and Restated Novatel Wireless 2000 Stock Incentive Plan (the “Incentive Plan”) and (ii) 268,000 Shares reserved for issuance under the Amended and Restated Novatel Wireless 2000 Employee Stock Purchase Plan (the “Purchase Plan”).

In connection with this opinion, I have examined and relied upon such documents, records, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In performing such examination, I have assumed the following (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to me as copies and (iii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, and certificates that I have reviewed.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and sold in accordance with the Incentive Plan or the Purchase Plan, as the case may be, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to all references to me included in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

By:	/s/ PATRICK T. WATERS
Patrick T. Waters, Esq.
Deputy General Counsel